MAXIM SERIES FUND, INC.

UNANIMOUS WRITTEN CONSENT

OF THE SOLE SHAREHOLDER IN LIEU OF MEETING

Pursuant to Article II, Section 11 of the Amended and Restated By-Laws of Maxim Series Fund, Inc. (the “Fund”), a Maryland corporation that is registered as an open-end investment company under the Investment Company Act of 1940 (the “1940 Act”), the undersigned, being the sole shareholder of the Maxim American Century Growth Portfolio and the Maxim Putnam Equity Income Portfolio (collectively, the “Affected Portfolios”), does hereby consent to the adoption of the following resolutions:

WHEREAS, at a Special Meeting of the Board of Directors of the Fund held on March 23, 2011 (the “Special Meeting”), the Board of Directors, including a majority of the Directors who are not parties to such agreement or interested persons of any such party, unanimously approved an Amendment to the Investment Advisory Agreement by and between the Fund and GW Capital Management, LLC, doing business as Maxim Capital Management, LLC (“GW Capital”), dated December 5, 1997, as amended, pursuant to which GW Capital will serve as investment adviser of the Affected Portfolios (the “Investment Advisory Agreement”);

WHEREAS, at the Special Meeting, the Board of Directors, including a majority of the Directors who are not parties to such agreement or interested persons of any such party, unanimously approved an Amendment to the Sub-Advisory Agreement by and among GW Capital, Putnam Investment Management, LLC (“Putnam”), and the Fund, dated August 3, 2009, pursuant to which Putnam will serve as sub-adviser of the Maxim Putnam Equity Income Portfolio (the “Putnam Sub-Advisory Agreement”);

WHEREAS, Section 15(a) of the 1940 Act generally requires shareholder approval of the adoption of an investment advisory contract for each series of the Fund;

WHEREAS, the Fund operates under a manager-of-managers structure pursuant to an order issued by the U.S. Securities and Exchange Commission on March 6, 2002, granting the Fund and GW Capital an exemption from Section 15(a) of the 1940 Act and Rule 18f-2 under the 1940 Act (the “Order”);

WHEREAS, the Order permits the Fund and GW Capital to enter into and materially amend sub-advisory agreements without shareholder approval, subject to certain conditions as set forth in the related application for an order of exemption, as amended (the “Application”), and in the related Notice of Application issued on February 8, 2002;

WHEREAS, pursuant to the Order, the operation of a Portfolio in the manner described in the Application must be approved by a majority of the Portfolio’s outstanding voting securities or, as applicable, by the sole initial shareholder(s) before the offering of shares of the Portfolio to the Public;

WHEREAS, pursuant to the Order, GW Capital may not enter into an advisory agreement with any Affiliated Adviser, as defined in the Notice of Application, without that agreement, including the compensation to be paid thereunder, being approved by the shareholders of the applicable Portfolio; and

WHEREAS, Putnam is, or could be deemed to be, an Affiliated Adviser;

NOW, THEREFORE, BE IT RESOLVED:

1. The Investment Advisory Agreement, including the compensation to be paid thereunder, as applicable to the Affected Portfolios, and in substantially the form attached to this Unanimous Written Consent, is hereby approved.

2. The operation of the Affected Portfolios in the manner described in the Application is hereby approved.

3. The Putnam Sub-Advisory Agreement, including the compensation to be paid thereunder, as applicable to the Maxim Putnam Equity Income Portfolio, and in substantially the form attached to this Unanimous Written Consent, is hereby approved.

4. The actions set forth herein shall be effective as of the day and date specified below.

5. This Unanimous Written Consent shall be filed with the Corporation’s records of stockholders’ meetings.

IN WITNESS WHEREOF, the undersigned, being the sole shareholder of the Affected Portfolios, has executed this Unanimous Written Consent as of this 16th day of June 2011.

GW CAPITAL MANAGEMENT, LLC

By:	/s/ S.M. Corbett
Name:	S.M. Corbett
Title:	President & Chief Executive Officer